ASSIGNMENT OF PURCHASE AND SALE AGREEMENT RIGHTS

Georgia REALTORS®

2022 Printing

THIS ASSIGNMENT OF RIGHTS ("Assignment"), made and entered into as of this date of 8/18/2022, by and between Zhaoju Shen, the original Buyer(s) ("Assignor") and ARK7 PROPERTIES PLUS - SERIES #P7FJ5 LLC, the new Buyer(s) ("Assignee").

WHEREAS, Assignor entered into a certain Purchase and Sale Agreement ("Agreement") with a Binding Agreement Date of 8/9/2022, for the purchase and sale of real property located at: 1541 IRIS WALK, JONESBORO, Georgia 30238 with Du Dong, ("Seller"), a copy of said Agreement being attached hereto as Exhibit "A", and by reference made a part hereof;

AND WHEREAS, Assignor wishes to sell and Assignee wishes to purchase all of Assignor's rights, title and interest in and to the Agreement;

NOW THEREFORE, for and in consideration of the above promises, the mutual benefits to inure to each of the parties hereto, the sum of Ten Dollars ($10.00), in hand paid by Assignee to Assignor, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties hereby warrant, covenant and agree as follows:

1. **Assignment**. Assignor does hereby sell, assign, set over and transfer to Assignee, all of Assignor's rights, title and interest in and to the Agreement.

2. **Assignment Price**. The purchase price for said Assignment ("Assignment Price") paid to Assignor by Assignee shall be:

   $0.00 to be paid as follows:

   ☐ In cash, or its equivalent, on the date hereof, receipt of which is hereby acknowledged;

   OR

   ☐ In cash, or its equivalent, at the closing of the sale contemplated by the Agreement.

3. **Acceptance of Assignment**. Assignee agrees that Assignee shall stand in the place of Assignor with respect to Assignor's rights and obligation under the Agreement, and agrees to indemnify and hold Assignor harmless from and against any claim, cause of action or lawsuit which may hereafter be brought or asserted by Seller or Broker against Assignor arising under or by virtue of the Agreement.

4. **Warranty of Parties**. Assignor and Assignee warrant and represent that they have the power and authority to enter into this Assignment, that there are no defaults under the terms of the Agreement of which the parties are aware, and that Assignor has not previously assigned, transferred, pledged or hypothecated its interest in the Agreement. Assignor warrants that Assignor has the right to assign this Agreement.

5. **Entire Agreement**. This Assignment constitutes the sole and entire agreement between all of the parties, supersedes all of their prior written and verbal agreements, and shall be binding upon the parties and their successors, heirs and permitted assigns. No representation promise or inducement not included in this Assignment shall be binding upon any party hereto. This Assignment may not be amended or waived except upon the written agreement of the parties hereto. This Assignment shall be construed under Georgia law.

6. **Assignment Commission**. In the event that a licensed real estate broker, other than Seller's Broker or Buyer's Broker, is the procuring cause of the assignment of the Purchase and Sale Agreement from Assignor to Assignee, the following terms and conditions shall control the disposition of real estate commissions:

   In consideration of the payment by Assignee to n/a ("Assignor's Broker"), a licensed real estate broker and Buyer's Broker under the Purchase and Sale Agreement, the amount of $0.00, which amount ("Assignment Commission") is in full satisfaction of commission payable to Assignor's Broker under the Purchase and Sale Agreement, Assignor's Broker does hereby transfer and assign its rights as Buyer's Broker under the Purchase and Sale Agreement to ________ ("Assignee's Broker"). The Assignment Commission shall be due and payable at the same time the Assignment Purchase Price is paid.

7. **Earnest Money**. Earnest money deposited by Assignor shall be applied to the purchase price. In the event the Agreement is terminated without penalty, the earnest money shall be returned to the Assignee.

8. **Contact Information for Notice**

______________________ Assignee's Address for Receiving Notice	3483 Satellite Blvd, GA 30096 Assignee's Broker Address for Receiving Notice
______________________ Assignee's Phone Number	(404) 388-8279 Assignee's Broker Phone Number
______________________ Assignee's Email Address	lilyji1999@gmail.com Assignee's Broker Email Address
______________________ Assignee's Address for Receiving Notice	379217 Assignee's Broker GA Real Estate License #
______________________ Assignee's Phone Number	H-76866 Assignee's Broker Brokerage Firm License #
______________________ Assignee's Email Address	ARGL01 Assignee's Broker MLS Office Code
	______________________ Assignee's Broker REALTOR® Membership

IN WITNESS WHEREOF, the parties hereto have executed this instrument, as of the day and year first above written.

Assignee: [signature] 8cfc288	Assignor: Zhaoju Shen 280567b
Assignee: ______________________	Assignor: ______________________
Assignee's Broker: Lily Ji	Assignor's Broker: Lily Ji
By: ______________________	By: ______________________

Acceptance Date. This Assignment is hereby accepted, ____________________ o'clock ____________.m. on the date of ____________________, ("Acceptance Date"). This Assignment will become binding upon the parties when notice of the acceptance of the Assignment and written consent of Seller has been received by all parties.